As filed with the Securities and Exchange Commission on July9, 2009

Registration No. [333-	]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KANSAS CITY LIFE INSURANCE COMPANY

(Exact name of issuer as specified in charter)

Missouri	44-0308260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3520 Broadway Kansas City, Missouri	64111-2565
(Address of principal executive offices)	(Zip Code)

Kansas City Life Insurance Deferred Compensation Plan

(Full title of the plans)

Mr. William Schalekamp

Kansas City Life Insurance Company

3520 Broadway

Kansas City, Missouri 64111-2565

(Name and address of agent for service)

(816) 753-7000

(Telephone number, including area code, of agent for service)

Copies to: Kenda Tomes Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, MO 64106 (816) 691-3211

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock (par value $1.25 per share)	200,000 Shares	$26.29	$5,258,000	$293.40
Deferred Compensation Obligations	$7,000,000	N/A	$7,000,000	$390.60
Totals			$12,258,000	$684.00

(1)

Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of the common shares of beneficial interest of Kansas City Life Insurance as reported on the NASDAQ Capital Market, LLC on July 2, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents previously filed by Kansas City Life Insurance Company (the “Company”, “we”, “us”, “our”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement:

(a)         Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 1, 2009;
(c)	Our Current Reports on Form 8-K filed with the SEC on March 11, 2009 and May 19, 2009; and

(d)        The description of our common stock contained in our General Form for Registration of Securities on Form 10 (File No. 001-33348) filed with the SEC on March 6, 2007; including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

General. The securities registered on this registration statement are our Common Stock issued to the Kansas City Life Deferred Compensation Plan, as amended (the “Plan”) and our Deferred Compensation Obligations (as defined below) issued in accordance with and pursuant to the Plan.

Common Stock. The description of our common shares is contained in our General Form for Registration of Securities on Form 10 (File No. 001-33348) filed with the SEC on March 6, 2007; including any amendment or report filed for the purpose of updating such description.

Deferred Compensation Obligations.  The Plan is an unfunded deferred compensation plan intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Under the Plan, we provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation derived from base salary and certain bonus awards. We have entered into a trust agreement with Commerce Trust Company, a division of Commerce Bank N.A, as trustee. under an revocable trust (the “Trust”), the amounts allocated to which and the earnings thereon shall be used to satisfy our obligations under the participant’s deferral agreements (the “Deferred Compensation Obligations”). The Trust is a “grantor (rabbi) trust” for state and federal income tax purposes, and the assets of the Trust shall at all times be subject to the claims of our general creditors.

The amount of compensation to be deferred by each participating eligible employee (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Plan based on elections by each Participant. Each Deferred Compensation Obligation is payable on a date or dates selected by each Participant at the time of his or her deferral election. The Deferred Compensation Obligations are indexed as requested by each Participant to certain investment funds selected by a committee (the “Committee”), including our common stock. The Participants do not have any direct or indirect ownership in any such investment fund or our common stock as a result of participation in the Plan. The Committee may change, discontinue or add to such selected funds at any time. A Participant may select his or her benchmark indices for new deferrals or for amounts already deferred once per month to become effective as of the first business day of the following month. Each Participant’s Deferred Compensation Obligation will be adjusted to reflect the positive or negative investment result of the selected benchmark indices.

A Participant’s right or the right of any other person to the Deferred Compensation Obligations is not subject to option nor assignable by voluntary or involuntary assignment or by operation of law, including without limitation to bankruptcy, garnishment, attachment or other creditor’s process.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the distribution dates specified by each Participant, other than withdrawals made in the event of a Participant’s unforeseeable emergency, or in the event of a Participant’s death or disability. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant’s account under the Plan without the Participant’s written consent.

Item 5. Interests of Named Experts and Counsel.

William Schalekamp, our Senior Vice President, General Counsel and Secretary has provided the legal opinion regarding the legality of our common stock and Deferred Compensation Obligations. As of July 7, 2009, Mr. Schalekamp owned 8,568 shares of our common stock. Mr. Schalekamp has the power to vote all these shares.

Item 6. Indemnification of Directors and Officers.

We are empowered by Article XII of our bylaws, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that such person is or was an officer, employee or director of us, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. We may indemnify any such person against expenses (including attorneys’ fees) in an action by or in the right of us under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to us.

To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. To the extent that one of our directors, officers or employees of has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid to us in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us as authorized in its articles or bylaws. Unless ordered by a court, our board of directors shall determine whether indemnification under our bylaws is proper by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in question, or, if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by our shareholders.

The indemnification provided by Article XII of our bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer or employee and will inure to the benefit of the heirs, executors and administrators of such a person. We have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under Article XII of our bylaws, to any person who is or was a director, officer, employee or agent of us, or to any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in our articles of incorporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in our bylaws or agreements which have been adopted by a vote of our shareholders, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

Article XII of our bylaws also provides that any of our directors, officers or employees be indemnified for any act taken in good faith and upon reliance on our books and records, financial statements or other reports prepared by our officers, or on financial statements prepared by our independent accountants, or on information or documents prepared or provided by our legal counsel. All rights to indemnification under Article XII of our bylaws will be deemed to be provided by a contract between us and the person who serves in such capacity at any time while our bylaws and other relevant provisions of the applicable law, if any, are in effect. Any repeal or modification of our bylaws will not affect any rights or obligations then existing.

Finally, Article XII of our bylaws provides that to the extent Missouri law provides for greater indemnification of officers, directors or employees than that permitted by Article XII of the bylaws, we shall indemnify our officers, directors and employees to the fullest extent permitted by such law.

Policies of insurance are maintained by us under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Our Articles of Incorporation (as Restated in 1986 and Amended in 1999) (Incorporated by reference to Exhibit 3(a) to the Form 10-K filed February 27, 2009) (File number 1-33348)
3.2	Our Bylaws (as Amended and Restated October 29, 2007) (Incorporated by reference to Exhibit 3(b) to the Form 10-K filed February 27, 2009) (File number 1-33348)
5.1	Opinion of William Schalekamp regarding legality*
23.1	Consent of William Schalekamp (included in Exhibit 5.1)*
23.2	Consent of KPMG*
99.1	Twelfth Amendment Kansas City Life Insurance Company Deferred Compensation Plan*
* Filed herewith.

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, We certify that We have reasonable grounds to believe that We meet all of the requirements for filing on Form S-8, and We have duly caused this registration statement to be signed on Our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 9th day of July, 2009.

KANSAS CITY LIFE INSURANCE COMPANY,

(Registrant)

By:	/s/ R. Philip Bixby
Name:	R. Philip Bixby
Title:	President, Chief Executive Officer, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ R. Philip Bixby R. Philip Bixby	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	July 9, 2009
By: /s/ William A. Schalekamp William A. Schalekamp	Senior Vice President, General Counsel, Secretary and Director	July 9, 2009
By: /s/ Tracy W. Knapp Tracy W. Knapp	Senior Vice President, Finance, Chief Financial Officer and Director	July 9, 2009
By: /s/ Mark A. Milton Mark A. Milton	Senior Vice President, Actuary and Director	July 9, 2009
By: /s/ Richard L. Finn Richard L. Finn	Director	July 9, 2009
By: /s/ Walter E. Bixby Walter E. Bixby	Vice Chairman of the Board and Director	July 9, 2009
By: /s/ John C. Cozad John C. Cozad	Director	July 9, 2009
By: /s/ William R. Blessing William R. Blessing	Director	July 9, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1	Our Articles of Incorporation (as Restated in 1986 and Amended in 1999) (Incorporated by reference to Exhibit 3(a) to the Form 10-K filed February 27, 2009) (File number 1-33348)
3.2	Our Bylaws (as Amended and Restated October 29, 2007) (Incorporated by reference to Exhibit 3(b) to the Form 10-K filed February 27, 2009) (File number 1-33348)
5.1	Opinion of William Schalekamp regarding legality*
23.1	Consent of William Schalekamp (included in Exhibit 5.1)*
23.2	Consent of KPMG*
99.1	Twelfth Amendment Kansas City Life Insurance Company Deferred Compensation Plan*

*Filed herewith.